Exhibit 99.1

NEWS RELEASE Company Contact: Tony Trunzo +1 503.498.3547 www.flir.com

FLIR Systems Reports Record Fourth Quarter

And Full Year 2006 Financial Results

Provides 2007 Financial Outlook

PORTLAND, OR - February 8, 2007 – FLIR Systems, Inc. (NASDAQ:FLIR) announced today that net earnings for the fourth quarter ended December 31, 2006 increased 16% to a record $39.8 million, or $0.53 per diluted share, compared to net earnings for the fourth quarter of 2005 of $34.1 million, or $0.43 per diluted share. Revenue for the 2006 fourth quarter increased 19% to $185.9 million, up from $156.2 million for the fourth quarter of 2005. The Company’s operating margin in the fourth quarter was 29.6%, compared with 29.5% in the fourth quarter of 2005. Stock-based compensation expense for the fourth quarter of 2006 was $3.1 million, or approximately $0.03 per fully diluted share.

Revenue from the Company’s Thermography division increased 23% over the fourth quarter of 2005, to $72.2 million, due to strong demand across all major product lines. Revenue from the Company’s Government Systems division increased by 19% in the fourth quarter to $86.2 million, driven by continued strength in the STAR-class products in Portland, and improved performance in the land and maritime markets. Revenue from the Company’s Commercial Vision Systems division increased 10% over the fourth quarter of last year, to $27.5 million, reflecting good growth across numerous product lines.

For the twelve months ended December 31, 2006, net earnings rose 11% to a record $100.9 million, or $1.32 per diluted share, compared to net earnings for the full year 2005 of $90.8 million, or $1.16 per diluted share. Revenue for 2006 was $575.0 million, an increase of 13% from the $508.6 million generated in 2005. The Company’s operating margin for the full year was 23.8%, as compared with 24.8% in 2005. For all of 2006, stock based compensation expense totaled $10.9 million or $0.11 per diluted share.

Revenue from the Company’s Thermography division increased 19% in 2006, while revenue from the Company’s Government Systems Division grew by 7%, and Commercial Vision Systems revenue increased 16% for the full year.

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FLIR Systems Reports Record Fourth Quarter and Full Year 2006 Financial Results

February 8, 2007

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Cash generated from operations totaled a record $38.8 million for the fourth quarter and $113.5 million for the full year. At December 31, 2006 the Company had cash on hand of $138.6 million. The backlog of firm orders for delivery within the next twelve months was approximately $274 million at December 31, 2006 an increase of 42% compared to backlog of $193 million at December 31, 2005.

Revenue and Earnings Guidance for 2007

FLIR also announced today that it expects net revenue in fiscal 2007 to be in the range of $670 million to $680 million, and net earnings to be in the range of $1.48 to $1.53 per diluted share, which includes stock-based compensation expense of approximately $0.16 per diluted share. This guidance assumes a tax rate for the year of approximately 27% to 29%, and an average share count of approximately 80 million diluted shares.

“We are very pleased with our fourth quarter and full year 2006 performance. Thermography had another outstanding year, and continues to execute well on its strategy. Government Systems saw significantly better order activity and revenue growth in the second half of the year, and our newest division, Commercial Vision Systems, got off to a very good start, and is positioned for significant future growth.” commented Earl R. Lewis, President and CEO of FLIR. “Our strategy of stimulating demand with lower cost infrared technology is clearly working, and our expanding distribution channels are driving increasing sales. Government Systems is again growing revenue, driven by expanded product lines and the success of our commercially developed military qualified model in winning new program business. As a result, we are introducing guidance for 2007 reflecting continued growth.” he concluded.

Conference Call

FLIR has scheduled a conference call at 11:00 am EST today. A simultaneous WebCast will be available from the Investor Relations link at www.FLIR.com. A replay will be available after 1:00 PM EST at this same internet address. For a telephone replay, dial (800) 633-8284, reservation #21320581 after 1:00 PM EST.

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FLIR Systems Reports Record Fourth Quarter and Full Year 2006 Financial Results

February 8, 2007

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About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the Company’s web site at www.FLIR.com.

Forward-Looking Statements

The statements in this release by Earl R. Lewis and the statements in the section captioned “Revenue and Earnings Guidance for 2007” above are forward-looking statements. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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FLIR SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenue	$185,899	$156,247	$575,000	$508,561
Cost of goods sold	81,456	69,586	260,087	231,867

Gross profit	104,443	86,661	314,913	276,694

Operating expenses:
Research and development	16,261	12,512	60,584	51,514
Selling, general and administrative	33,109	27,998	117,374	99,227

Total operating expenses	49,370	40,510	177,958	150,741

Earnings from operations	55,073	46,151	136,955	125,953

Interest expense	2,813	2,001	8,956	7,922
Other expense (income), net	262	(1,556)	(4,612)	(4,193)

Earnings before income taxes	51,998	45,706	132,611	122,224

Income tax provision	12,242	11,564	31,715	31,459

Net earnings	$39,756	$34,142	$100,896	$90,765

Net earnings per share:
Basic	$0.61	$0.49	$1.49	$1.30

Diluted	$0.53	$0.43	$1.32	$1.16

Weighted average shares outstanding:
Basic	65,673	69,468	67,845	69,580

Diluted	77,620	81,222	79,778	82,029

FLIR SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)(Unaudited)

	December 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$138,623	$107,057
Accounts receivable, net	167,502	142,782
Inventories, net	135,928	103,837
Prepaid expenses and other current assets	29,155	33,153
Deferred income taxes, net	19,460	18,709

Total current assets	490,668	405,538

Property and equipment, net	92,156	59,479
Deferred income taxes, net	3,369	8,415
Goodwill	159,802	158,065
Intangible assets, net	40,917	46,901
Other assets	15,116	15,981

	$802,028	$694,379

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable	$45,500	$—
Accounts payable	40,608	34,477
Deferred revenue	13,709	10,297
Accrued payroll and related liabilities	24,030	20,374
Accrued product warranties	5,174	5,059
Advance payments from customers	10,064	5,013
Other current liabilities	12,149	11,626
Accrued income taxes	10,749	3,148
Current portion of long-term debt	7	56

Total current liabilities	161,990	90,050

Long-term debt	207,024	206,155
Deferred tax liability, net	2,392	10,779
Pension and other long-term liabilities	19,607	18,413
Commitments and contingencies
Shareholders’ equity	411,015	368,982

	$802,028	$694,379